CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Post-Effective Amendment No. 17 to Registration Statement No. 333-35587 of United of Omaha Separate Account B on Form N-6 of our report dated April 20, 2009 (which report expresses an unqualified opinion in accordance with accounting practices prescribed and permitted by the Insurance Department of the State of Nebraska) relating to the statutory financial statements of United of Omaha Life Insurance Company, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Financial Statements" in such Statement of Additional Information.

/s/ Deloitte & Touche LLP

Omaha, Nebraska
April 27, 2009